MAA Announces Acquisitions

MEMPHIS, Tenn., May 2, 2011/PRNewswire/ -- MAA (NYSE: MAA)announced today that it has completed the acquisition of two new, high-end Florida apartment communities, The Retreat at Magnolia Parke Apartments in Gainesville and Atlantic Crossing in Jacksonville.

The Retreat at Magnolia Parke Apartments is a 204 unit upscale development completed in 2008. The property is located in the highly desirable Magnolia Parke sub-market with close proximity to Oak Mall, Gainesville's largest retail center. Gainesville is North Central Florida's employment hub with employment levels that are higher than the national average supported by extensive research, education and health services based employers. The upscale property boasts luxury amenities including a movie theater, resort style swimming pool, game room and outdoor fireplace. Individual units average 1,010 square feet in size and are complete with crown molding, walk-in closets and washers and dryers.

Atlantic Crossing, located in the highly desirable submarket of Deerwood Office Park and St. John's Town Center, is a 200 unit community that is within walking distance of Jacksonville's newest and largest retail and office parks. Jacksonville is well known as an intermodal transportation hub for the southeastern U.S. and is a leading distribution center nationally. Jacksonville boasts the largest deepwater port in the south and is a leading port for the U.S. The city is home to several national transportation and distribution operations and is expected to capture significant growth over the next 10 years. Constructed in 2007/2008, originally as condominiums, this upscale community features a high-end clubhouse with cyber cafe and internet lounge, a fitness center and a pavilion with gas grills. The individual units average a spacious 1,241 square feet and include 9' to 10' ceilings and large Juliette style balconies.

Commenting on the acquisitions, CFO, Al Campbell states, "We are thrilled to expand our presence in both Gainesville and Jacksonville. Both communities compliment our portfolio of well positioned, high quality properties located in both large and strong secondary markets across the Sunbelt."

The acquisitions, totaling $42.8 million and a combined cap rate of 6.1%, were funded by borrowings under existing credit facilities and common stock issuances through MAA's at-the-market program.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,992 apartment units, including 638 development units, throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com